Exhibit 10.14

June 29, 2018

Robert K. Zeldin, MD

Dear Robert:

This letter agreement (“Agreement”) sets forth the terms and conditions of your employment with Acceleron Pharma Inc. (the “Company”).
1.Position and Duties. You shall serve, on a full-time basis, as the Company’s Executive Vice President and Chief Medical Officer, reporting to the Company’s Chief Executive Officer. You agree to perform the duties of your position and such other duties as reasonably may be assigned to you from time to time. You also agree that while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for it.
2.    Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and subject to your performance of your duties and responsibilities for the Company, pursuant to this Agreement or otherwise, the Company will provide you the following pay and benefits:
(a)    Base Salary. The Company will pay you a base salary at the rate of 465,000 per year, payable in accordance with the regular payroll practices of the Company for its executives, as in effect from time to time, and subject to increase from time to time by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board in its discretion.
(b)    Bonus Compensation. During your employment, you may be considered annually for a bonus in addition to your base salary. Bonus compensation in any year, if any, will be determined by the Board based on performance goals established by the Board or the Compensation Committee of the Board and otherwise in accordance with the Company’s annual bonus plan as in effect from time to time. Any bonus due to you hereunder will be paid not later than March 15th following the year to which the bonus relates, subject to your continuous employment through the date the bonus is paid. The foregoing shall be construed and applied so that any bonus payable to you qualifies as a “short-term deferral” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together with the regulations thereunder, “Section 409A”).
(c)    Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise

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June 29, 2018

provided to you under this Agreement (e.g., severance pay) or under any other agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.
(d)    Vacations. You will be entitled to three weeks’ paid vacation (or such greater amount as is generally made available to the Company’s executive officers) in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.
(e)    Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as the Company may specify from time to time. Any reimbursement that constitutes nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect your right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
3.    Confidential Information, Non-Competition and Proprietary Information. Your employment with the Company is conditioned upon and subject to your continued compliance with the Employee Confidentiality, Non-Compete and Proprietary Information Agreement by and between you and the Company, as may be amended or in effect from time to time (the “Confidentiality Agreement”). It is understood and agreed that breach by you of the Confidentiality Agreement shall constitute a material breach of this Agreement.
4.    Termination of Employment. Your employment under this Agreement shall continue until terminated pursuant to this Section 4.
(a)    The Company may terminate your employment for “Cause” upon notice to you setting forth in reasonable detail the nature of the Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:
(i)    your conviction or plea of nolo contendere to a felony or other crime involving moral turpitude which adversely affects your ability to perform your obligations to the Company or the business activities, reputation, goodwill or image of the Company;
(ii)    your deliberate dishonesty or breach of fiduciary duty;
(iii)    your breach of the terms of this Agreement, or your failure or refusal to carry out any material tasks assigned to you by the Company in accordance with the

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terms hereof, which breach or failure (only as to those susceptible to cure) continues for a period of more than 10 days after your receipt of written notice thereof;
(iv)    the commission by you of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which could be reasonably expected to or does cause material loss, damage or injury to the Company; or
(v)    the breach by you of any of the provisions of the Confidentiality Agreement.
“Company,” for purposes of this Section 4(a), shall include the Company and any Company subsidiary.
(b)    The Company may terminate your employment at any time other than for Cause upon notice to you.
(c)    You may terminate your employment hereunder for Good Reason by providing notice to the Company of the condition giving rise to the Good Reason no later than 30 days following the occurrence of the condition, by giving the Company 30 days to remedy the condition and by terminating employment for Good Reason within 30 days thereafter if the Company fails to remedy the condition. The following shall constitute Good Reason for termination by you:
(i)    the Company’s failure to continue you in the position of Executive Vice President and Chief Medical Officer, or another position for which you are reasonably suited by training and experience or if you do not continue to report either to the Chief Executive Officer or, if there is no Chief Executive Officer, the Board;
(ii)    material diminution in the nature or scope of your responsibilities, duties or authority, provided that neither of the following shall constitute “Good Reason”: (A) the Company’s failure to continue your appointment or election as a director or officer of any of its Affiliates or (B) any diminution in the nature or scope of your responsibilities, duties or authority that is reasonably related to a diminution of the business of the Company or any of its Affiliates, including without limitation as a result of the sale or transfer of all of the assets of the Company or any of its Affiliates;
(iii)    willful failure of the Company to provide you with compensation and benefits in accordance with the terms of this Agreement for more than 10 business days after notice from you specifying in reasonable detail the nature of the failure; or
(iv)    relocation of your office more than 50 miles from the location of the Company’s principal offices as of the date of this Agreement.

Robert K. Zeldin, MD
June 29, 2018

(d)    You may terminate your employment with the Company other than for Good Reason at any time upon two weeks’ notice to the Company.
(e)    This Agreement shall automatically terminate in the event of your death during employment. The Company may terminate your employment, upon notice to you, in the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this Agreement for 120 days during any period of 365 consecutive calendar days. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company’s request and expense, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled and such determination shall, for the purposes of this Agreement, be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.
5.    Severance Payments and Other Matters Related to Termination.
(a)    Termination pursuant to Section 4(b), 4(c), or 4(e). Except as provided in Section 5(c) below, and subject to Section 5(f) and Section 5(g) below,
(i)    in the event of termination of your employment by the Company other than for Cause pursuant to Section 4(b) of this Agreement, or in the event of termination of your employment by you for Good Reason pursuant to Section 4(c) of this Agreement, (A) the Company will continue to pay you your base salary, at the rate in effect on the date of termination, for the period of 12 months from the date of termination in accordance with the Company’s payroll policy then in effect; and (B) if you are participating in the Company’s group health plan and/or dental plan at the time your employment terminates pursuant to Section 4(b) or 4(c) of this Agreement and you exercise your right to continue participation in those plans under the federal law known as COBRA, or any successor law (“COBRA”), the Company will pay or, at its option, reimburse you, on a monthly basis, for the full monthly premium cost of that participation for the 12 months following the date on which your employment with the Company terminates or, if earlier, until the date you become eligible to enroll in the health (and/or, if applicable, dental) plan of a new employer; or
(ii)    in the event your employment is terminated by the Company due to your disability at any time pursuant to Section 4(e) of this Agreement, to the extent the Company’s benefits do not include disability insurance benefits that will continue your base salary at 100% of the amount of such base salary for the period of one year from the date of termination, for such period the Company shall pay to you, at the time that your base salary would otherwise have been paid, an amount equal to the amount by which 100% of your base salary exceeds the disability insurance benefits, if any, actually paid to you.
(b)    Termination other than pursuant to Section 4(b), 4(c) or 4(e). In the event of any termination of your employment, other than (i) a termination by the Company other than for Cause pursuant to Section 4(b) of this Agreement, (ii) a termination by you for Good

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Reason pursuant to Section 4(c) of this Agreement, or (iii) a termination as a result of your death or a termination of your employment by the Company due to your disability pursuant to Section 4(e) of this Agreement, the Company shall pay you the Accrued Compensation as provided in Section 5(e) below. The Company shall have no other obligation to you under this Agreement or otherwise.
(c)    Upon a Change of Control. If, within one year following the date of the consummation of a Change of Control (as defined in Section 6 hereof), the Company or any successor thereto terminates your employment other than for Cause, or you terminate your employment for Good Reason, then, in lieu of any payments to you or on your behalf under Section 5(a) hereof,
(i)    the Company shall pay to you a lump sum payment equal to the sum of (A) your then-current annual base salary plus (B) your target bonus amount for the year in which such termination occurs, which amount shall be paid to you as provided in Section 5(f) below;
(ii)    100% of any then unvested equity and equity-based awards, including, but not limited to, stock options and restricted stock units, held by you at the time of such termination shall fully vest, effective upon the date of such termination (notwithstanding any contrary provision in any agreement evidencing such equity or equity-based awards); and
(iii)    if you are participating in the Company’s group health plan and/or dental plan at the time your employment terminates pursuant to this Section 5(c) and you exercise your right to continue participation in those plans under COBRA, the Company will pay or, at its option, reimburse you, on a monthly basis, for the full monthly premium cost of that participation for the 12 months following the date on which your employment with the Company terminates or, if earlier, until the date you become eligible to enroll in the health (and/or, if applicable, dental) plan of a new employer;
it being understood that, to the extent that the payment of the base salary contemplated by clause (A) of Section 5(c)(i) in a lump sum would result in adverse tax consequences under Section 409A, such payment shall instead be paid at the same time and in the same form as provided in Section 5(a)(i)(A) hereof.
(d)    Parachute Payments.
(i)    In the event of the consummation of a change in ownership or control (within the meaning of Section 280G of the Code and the regulations thereunder (“Section 280G”)) (a “280G Change in Control”) of the Company, if all or a portion of the payments and benefits under this Agreement, together with other payments and benefits provided to you by the Company (including, without limitation, any accelerated vesting of stock options, shares of restricted stock or other equity-based awards) (the “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G (the aggregate of such payments (or portions thereof) being hereinafter referred to as the “Excess Parachute Payments”), you will be entitled to receive (A) an amount limited so that no portion thereof shall

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fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (B) if the amount otherwise payable hereunder or otherwise (without regard to clause (A)) reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax levied under Section 4999 of the Code (the “Excise Tax”)) would be greater than the Limited Amount reduced by all taxes applicable thereto, the amount otherwise payable hereunder.
(ii)    The determination as to whether the Total Payments include Excess Parachute Payments and, if so, the amount of such Excess Parachute Payments, the amount of any Excise Tax with respect thereto, and the amount of any reduction in Total Payments shall be made at the Company’s expense by the independent public accounting firm most recently serving as the Company’s outside auditors or such other accounting or benefits consulting group or firm as the Company may designate (the “Accountants”). In the event that any payments under this Agreement or otherwise are required to be reduced as described in Section 5(d)(i), the adjustment will be made, first, by reducing the amount of base salary payable pursuant to Section 5(a)(i)(A) or the amount of base salary and bonus payable pursuant to Section 5(c)(i), as applicable; second, if additional reductions are necessary, by reducing the payment of or reimbursement for COBRA premiums due to you pursuant to Section 5(a)(i)(B) or Section 5(c)(iii), as applicable; and third, if additional reductions are still necessary, by eliminating the accelerated vesting of time-based equity-based awards or the vesting of performance-based equity-based awards, if any, starting with those awards for which the amount required to be taken into account under Section 280G is the greatest.
(iii)    In the event that there has been an underpayment or overpayment under this Agreement or otherwise as determined by the Accountants, the amount of such underpayment or overpayment shall forthwith be paid to you or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(e)    Upon your termination of employment for any reason, the Company will pay you on the first payroll date that follows the date of your termination any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used as of such date (the “Accrued Compensation”).
(f)    Any obligation of the Company to provide you severance payments or other benefits (including accelerated vesting of equity and equity-based awards) under this Section 5 (for the avoidance of doubt, other than Accrued Compensation), is conditioned on your signing a release of claims in the form provided by the Company (the “Employee Release”) following the termination of your employment within a period of time not to exceed 45 days from the date you receive the Employee Release, and on your not revoking the Employee Release within the revocation period provided therein following your execution of the Employee Release, which release shall not apply to (i) claims for indemnification in your capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, Bylaws or written agreement, if any, providing for director or officer indemnification, (ii) rights to receive insurance payments under any policy maintained by the Company and (iii) rights to receive retirement benefits that are accrued and fully vested at the time of your termination. Except as

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otherwise provided in Section 11 of this Agreement, any payments to be made in the form of salary continuation pursuant to the terms of this Agreement shall be payable in accordance with the normal payroll practices of the Company; the first such payment (which shall be retroactive to the day immediately following the date of your termination of employment), and any payment to be made in a lump sum, shall be due and payable as soon as administratively practicable following the date the Employee Release becomes effective, but not later than the date that is 60 days following the date your employment terminates. Notwithstanding the foregoing, if the date your employment terminates occurs in one taxable year and the date that is 60 days following such termination date occurs in a second taxable year, to the extent required by Section 409A, such first payment or such lump sum payment shall not be made prior to the first day of the second taxable year.  For the avoidance of doubt, if you do not execute an Employee Release within the period specified in this Section 5(f) or if you revoke the executed Employee Release within the time period permitted by law, you will not be entitled to any payments or benefits (including the accelerated vesting of equity and equity-based awards) set forth in this Section 5 (other than the Accrued Compensation), any equity and equity-based awards that vested on account of such termination as provided for in this Agreement shall be cancelled with no consideration due to you, and neither the Company nor any of its affiliates will have any further obligations to you under this Agreement or otherwise.  You agree to provide the Company prompt notice of your eligibility to participate in the health plan and, if applicable, dental plan of any employer. You further agree to repay any overpayment of health benefit premiums made by the Company hereunder.
(g)    Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this Agreement and under the Confidentiality Agreement. The obligation of the Company to make payments to you or on your behalf under Section 5 of this Agreement is expressly conditioned upon your continued full performance of your obligations under Section 3 hereof, under the Confidentiality Agreement and under any subsequent agreement between you and the Company or any of its Affiliates relating to confidentiality, non-competition, proprietary information or the like.
6.    Definitions. For purposes of this Agreement, the following definitions apply:
(a)    “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.
(b)    “Change of Control” means (i) the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) directly or indirectly by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), of securities of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities, other than an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which the holders of the voting securities of the Company prior to the merger or consolidation do not own more than 50%

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of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition of assets to an entity whose equity interests are held, directly or indirectly, entirely by the same persons and in the same proportions as the equity interests of the Company.
(c)    “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.
(d)    “Service” shall mean service as an employee, director, officer, consultant or advisor to the Company.
7.    Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.
8.    Withholding; Other Tax Matters. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to you shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
9.    Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter affect a reorganization, consolidate with or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company and each of our respective successors, executors, administrators, heirs and permitted assigns.
10.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
11.    Section 409A.
(a)    You and the Company agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A, and the regulations and guidance promulgated

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thereunder to the extent applicable, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (a) the expiration of the six-month period measured from the date of such “separation from service”, and (b) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 11(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)    For purposes of Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(d)    In no event shall the Company or any of its Affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
12.    Miscellaneous. This Agreement, together with the Confidentiality Agreement, set forth the entire agreement between you and the Company and replaces all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict-of-laws principles thereof.
13.    Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service for overnight delivery or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it by

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notice to the Chairman of the Board of Directors, c/o Acceleron Pharma Inc. at its principal place of business, or to such other address(es) as either party may specify by notice to the other actually received.
If the foregoing is acceptable to you, please sign and date this letter in the spaces provided. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.
Sincerely,

ACCELERON PHARMA INC.

By:    /s/ Habib J. Dable
Habib J. Dable
Chief Executive Officer and President

ACCEPTED AND AGREED:

Signature:     Robert K. Zeldin, MD
Robert K. Zeldin, MD

Date:        June 29, 2018